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                                                                    EXHIBIT 15.2


October 1, 1997


Riverwood Holding, Inc.
Atlanta, Georgia


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Riverwood Holding, Inc. and subsidiaries for the three and six month periods ended June 28, 1997 and the three months ended June 29, 1996 as indicated in our report dated August 5, 1997. Because we did not perform an audit, we expressed no opinion on that information.



We are aware that our report referred to above is being used in this Amendment No. 1 to Registration Statement No. 333-33499.


We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Atlanta, Georgia